Exhibit 99.1

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
Caesars Growth Properties Holdings, LLC and its subsidiaries have proprietary rights to a number of trademarks used in this Report that are important to its business. In addition, Caesars Entertainment Corporation and its subsidiaries have proprietary rights to, among others, Caesars, Caesars Entertainment, Caesars Palace, Harrah’s, Total Rewards, Horseshoe, Paris Las Vegas, Flamingo and Bally's. We have omitted the registered trademark (®) and trademark (™) symbols for such trademarks named in this Report.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED AND CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$160.2	$168.1
Receivables, net of allowance for doubtful accounts of $7.5 and $8.4, respectively	46.8	36.4
Restricted cash	4.9	23.3
Deferred tax assets	—	2.6
Prepayments and other current assets	17.8	23.2
Total current assets	229.7	253.6
Land, property and equipment, net	2,193.4	2,006.7
Goodwill	361.6	361.6
Intangible assets other than goodwill, net	113.0	124.3
Restricted cash	19.2	117.1
Deferred charges and other	253.0	109.4
Total assets	$3,169.9	$2,972.7

Liabilities and Equity
Current liabilities
Accounts payable	$57.3	$45.3
Payables to related party	50.5	11.5
Accrued expenses	85.2	89.9
Interest payable	49.4	4.5
Current portion of long-term debt	18.3	4.0
Total current liabilities	260.7	155.2
Long-term debt	1,986.3	661.9
Long-term debt to related party	—	139.2
Deferred tax liabilities	—	161.2
Deferred credits and other	11.4	12.3
Total liabilities	2,258.4	1,129.8

Commitments and contingencies (Note 13)
Equity
Additional paid-in capital	1,312.1	2,186.9
Accumulated deficit	(400.6)	(344.0)
Total equity	911.5	1,842.9
Total liabilities and equity	$3,169.9	$2,972.7

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS
OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Casino	$168.8	$156.0	$522.7	$493.2
Food and beverage	61.0	48.8	175.0	151.1
Rooms	59.2	56.5	193.8	180.5
Other	46.8	23.0	115.7	67.4
Less: casino promotional allowances	(44.8)	(37.4)	(130.1)	(117.9)
Net revenues	291.0	246.9	877.1	774.3

Operating expenses
Direct
Casino	91.7	81.4	274.8	251.8
Food and beverage	29.3	23.1	81.4	68.1
Rooms	18.5	15.9	54.9	50.3
Property, general, administrative and other	92.4	71.0	258.0	205.9
Management fees payable to related parties	7.8	4.3	16.7	13.2
Write-downs, reserves, and project opening costs, net of recoveries	5.0	5.7	18.4	14.3
Depreciation and amortization	28.2	19.8	75.5	61.2
Total operating expenses	272.9	221.2	779.7	664.8
Income from operations	18.1	25.7	97.4	109.5
Interest expense, net of interest capitalized	(41.3)	(15.6)	(117.6)	(49.1)
Loss on extinguishment of debt	—	(0.3)	(23.8)	(0.5)
Other income, net	—	0.1	—	0.5
(Loss)/income before provision for income taxes	(23.2)	9.9	(44.0)	60.4
Provision for income taxes	(1.0)	(3.6)	(12.6)	(22.1)
Net (loss)/income	(24.2)	6.3	(56.6)	38.3
Other comprehensive income, net of income taxes	—	—	—	—
Total comprehensive (loss)/income	$(24.2)	$6.3	$(56.6)	$38.3

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)
(In millions)

	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Balance as of December 31, 2012, as previously reported	$2,146.9	$(404.5)	$1,742.4
Prior-period adjustment (see Note 1)	6.2	—	6.2
Balance as of December 31, 2012, as restated	2,153.1	(404.5)	1,748.6
Net income	—	38.3	38.3
Transactions with parent and affiliates, net	(23.2)	—	(23.2)
Balance as of September 30, 2013	$2,129.9	$(366.2)	$1,763.7

Balance as of December 31, 2013, as previously reported	$2,180.8	$(344.0)	$1,836.8
Prior-period adjustment (see Note 1)	6.1	—	6.1
Balance at December 31, 2013	2,186.9	(344.0)	1,842.9
Net loss	—	(56.6)	(56.6)
Impact of acquisitions	(1,499.0)	—	(1,499.0)
Transactions with parent and affiliates, net	484.0	—	484.0
Stock-based compensation	0.3	—	0.3
Conversion of affiliate debt to equity	139.9	—	139.9
Balance as of September 30, 2014	$1,312.1	$(400.6)	$911.5

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net income/(loss)	$(56.6)	$38.3
Adjustments to reconcile net income/(loss) to cash flows provided by operating activities
Depreciation and amortization	75.5	61.2
Amortization of debt discount and deferred finance charges	12.7	17.9
Stock-based compensation	0.3	—
Loss on extinguishment of debt	23.8	0.5
Net change in deferred income taxes	12.6	(15.8)
Net change in long-term accounts	2.8	(13.2)
Debt issuances costs and fees write-off	26.1	—
Net transfers to parent and affiliates	(13.2)	(23.2)
Net change in working capital accounts	76.7	(0.6)
Other non-cash items	—	0.2
Cash flows provided by operating activities	160.7	65.3
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(236.3)	(90.2)
Payments to acquire businesses related to the Acquired Properties Transaction and Harrah's Transaction	(1,808.2)	—
Increase in restricted cash	(1,968.1)	(43.6)
Decrease in restricted cash	2,084.4	69.3
Cash flows used in investing activities	(1,928.2)	(64.5)
Cash flows from financing activities
Repayments under lending agreements	(1,200.9)	(7.2)
Proceeds from issuance of long-term debt	2,494.1	—
Debt issuance costs and fees	(30.6)	—
Contribution from parent	497.0	—
Cash flows provided by/(used in) financing activities	1,759.6	(7.2)
Net decrease in cash and cash equivalents	(7.9)	(6.4)
Cash and cash equivalents, beginning of period	168.1	150.7
Cash and cash equivalents, end of period	$160.2	$144.3

See accompanying Notes to Combined and Consolidated Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
NOTES TO COMBINED AND CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1 — Background and Basis of Presentation
Organization and Transaction
On February 19, 2010, Caesars Entertainment Operating Company, Inc. ("CEOC") acquired 100% of the equity interests of PHW Las Vegas, LLC ("PHW Las Vegas"), which owned the Planet Hollywood Resort and Casino ("Planet Hollywood"). In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. The loan was secured by the assets of PHW Las Vegas, and was non-recourse to other subsidiaries of Caesars Entertainment Corporation ("CEC" or "Caesars Entertainment").
Caesars Acquisition Company ("CAC"), a Delaware corporation, was formed on February 25, 2013 to make an equity investment in Caesars Growth Partners, LLC ("CGP LLC"), a joint venture between CAC and subsidiaries of CEC. On October 21, 2013, in connection with the execution of a series of transactions, CGP LLC purchased from CEOC: (a) the equity interests of PHWLV, LLC ("PHWLV"), which holds Planet Hollywood and (b) a 50% interest in the management fee revenues of PHW Manager, LLC ("PHW Manager"), a wholly-owned subsidiary of CEOC, which manages the operations of the Planet Hollywood. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager, LLC to Caesars Growth Properties Holdings, LLC.
JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation (formerly known as "The Quad" and recently rebranded as "The LINQ Hotel & Casino"), indirect subsidiaries of Parball Corporation (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as "Cromwell") were direct wholly-owned subsidiaries of CEOC, which is a direct wholly-owned subsidiary of CEC.
On May 5, 2014, Caesars Growth Properties Holdings, LLC ("CGPH," the "Borrower," "Company," "we," "us" and "our"), an indirect, wholly-owned subsidiary of CGP LLC, acquired through one or more subsidiaries (i) Cromwell, The LINQ Hotel & Casino, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the property management agreements entered between a Property Manager (as defined in Note 15 — Related Party Transactions) and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties (collectively referred to as the "First Closing" or "Acquired Properties Transaction").
On May 20, 2014, CGPH through one or more subsidiaries acquired (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana property management agreement entered between a Property Manager and the owners of Harrah's New Orleans and (iii) certain intellectual property that is specific to Harrah's New Orleans (the "Second Closing" or "Harrah's Transaction").
The acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and Cromwell, and the contribution of Planet Hollywood to subsidiaries of CGPH are herein referred to as the "Acquired Properties." Harrah's New Orleans owns and operates an entertainment facility located in downtown New Orleans, Louisiana, composed of one casino, a hotel, multiple restaurants, and retail outlets. Planet Hollywood, The LINQ Hotel & Casino, Bally's Las Vegas and Cromwell each own and operate casino and hotel entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014. Each of the Acquired Properties has entered into property management agreements with a Property Manager.
We view each casino property as an operating segment and aggregate such casino properties into one reportable segment.
Basis of Presentation and Combination
The combined and consolidated condensed financial statements have been derived from the historical accounting records and consolidated financial statements of Caesars Entertainment as they relate to Planet Hollywood through October 20, 2013, Cromwell, The LINQ Hotel & Casino, and Bally's through May 4, 2014, and Harrah's New Orleans through May 19, 2014, and from the historical accounting records and consolidated financial statements of CGP LLC as they relate to Planet Hollywood for the period from October 21, 2013 through May 4, 2014. The condensed historical financial statements consist of the financial positions, results of operations and comprehensive income/(loss) and cash flows of the properties acquired through one or more subsidiaries by CGPH in the transactions described above as if those businesses were combined into one reporting entity for all periods presented through the acquisition dates and consolidated thereafter.

Immaterial corrections were recorded for the periods presented which impacted our financial results for the years ended December 31, 2012 and 2013. The Combined and Consolidated Condensed Balance Sheets were adjusted to include a $6.2 million and $6.1 million, respectively, increase in Land, property and equipment, net and a $6.2 million and $6.1 million, respectively, increase to Additional paid-in capital. The Combined and Consolidated Condensed Statements of Stockholders Equity reflect a $6.2 million and $6.1 million, respectively, increase to Additional paid-in capital. We believe these corrections are not material to our previously issued combined and consolidated condensed financial statements.
The combined and consolidated condensed historical financial statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying combined and consolidated condensed financial statements also include allocations of certain Caesars Entertainment general corporate expenses. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment and CGP LLC are reasonable. Given the nature of these costs, it is not practicable for us to estimate what these costs would have been on a stand-alone basis.
Transactions between Caesars Entertainment and the Company have been identified in the combined and consolidated condensed financial statements and related footnotes as transactions between related parties (see Note 15 — Related Party Transactions).
The preparation of financial statements in accordance with accounting principles generally accepted in the United States ("GAAP") requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Management believes the accounting estimates are appropriate and reasonably determined. However, due to the inherent uncertainties in making these estimates, actual amounts could differ.
The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the 2014 fiscal year. The accompanying unaudited combined and consolidated condensed financial statements are prepared under the rules and regulations of the Securities and Exchange Commission ("SEC") applicable for interim periods and, therefore, do not include all information and footnotes necessary for complete financial statements in conformity with GAAP.
Note 2 — Recently Issued Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board ("FASB") issued authoritative guidance amending the FASB Accounting Standards Codification ("ASC") and creating a new Topic 606, Revenue from Contracts with Customers. The new guidance is expected to clarify the principles for recognizing revenue and to develop a common revenue standard for US GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We will adopt this standard effective January 1, 2017. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.
In August 2014, the FASB issued authoritative guidance amending the existing requirements for disclosing information about an entity's ability to continue as a going concern. The new guidance will explicitly require management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. The amendments in this guidance are effective for annual reporting periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations and evaluating the date of adoption.

Note 3 — Restricted Cash
As of September 30, 2014 and December 31, 2013, the Company had $24.1 million and $140.4 million, respectively, of restricted cash, comprised of current and non-current portions based upon the intended use of each particular reserve.
The Cromwell Credit Facility, further described in Note 7 — Debt, is secured by the property, and funds borrowed that have not been spent on the development, as well as funds borrowed for interest service, are deemed restricted and were included in restricted cash as of September 30, 2014 and December 31, 2013.
Pursuant to an escrow agreement and subsequent release, as further described in Note 7 — Debt, and in connection with the Second Closing, certain amounts deposited into a segregated escrow account were classified as restricted cash. The result of this classification are significant increases and decreases in restricted cash during the nine months ended September 30, 2014, as presented in the Combined and Consolidated Condensed Statement of Cash Flows.
Through May 2014, the Planet Hollywood Amended and Restated Loan Agreement, further described in Note 7 — Debt, included affirmative covenants that required us to maintain certain reserve funds in respect of furniture, fixtures, and equipment, capital improvements, interest service, taxes and insurance. These funds were deemed restricted and were included in restricted cash as of December 31, 2013. In connection with the Second Closing in May 2014, CGPH repaid this loan and the related restrictions on cash at Planet Hollywood were released.
Note 4 — Land, Property and Equipment, Net
Land, property and equipment, net consisted of the following:

(In millions)	September 30, 2014	December 31, 2013
Land and land improvements	$1,070.3	$1,070.3
Buildings and improvements	1,057.0	830.0
Furniture, fixtures and equipment	324.5	274.7
Construction in progress	91.5	120.8
	2,543.3	2,295.8
Less: accumulated depreciation	(349.9)	(289.1)
	$2,193.4	$2,006.7
Depreciation expense for property and equipment is reflected in Depreciation and amortization in the Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss). For the three months ended September 30, 2014 and 2013, the aggregate depreciation expense was $23.9 million and $14.1 million, respectively. For the nine months ended September 30, 2014 and 2013, the aggregate depreciation expense was $62.5 million and $43.9 million, respectively.
Amortization expense related to other items included within Depreciation and amortization in the Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss) totaled $0.5 million for each of the three months ended September 30, 2014 and 2013, respectively. For the nine months ended September 30, 2014 and 2013, the aggregate expense was $1.7 million and $1.4 million, respectively.
Capitalized interest during the three and nine months ended September 30, 2014 and 2013 was primarily associated with Cromwell and The LINQ Hotel & Casino.
During the three and nine months ended September 30, 2014 and 2013, capital expenditures net of related payables were primarily attributable to Cromwell and The LINQ Hotel & Casino. Cromwell renovations were not in service at December 31, 2013 and were therefore recorded as construction in progress. Cromwell's gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
No impairment of property and equipment was recognized by the Company for the periods presented in the accompanying Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss).

Note 5 — Goodwill and Other Intangible Assets
The Company had $361.6 million of goodwill as of both September 30, 2014 and December 31, 2013. There were no additions to goodwill during the periods included in this report.
Changes in Carrying Value of Intangible Assets Other Than Goodwill

(In millions)	Balance
Balance at December 31, 2012	$145.5
Amortization expense	(15.9)
Balance at September 30, 2013	$129.6

Balance at December 31, 2013	$124.3
Amortization expense	(11.3)
Balance at September 30, 2014	$113.0
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	As of September 30, 2014				December 31, 2013
(In millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	7.1	$211.6	$(126.1)	$85.5	$211.6	$(116.9)	$94.7
Gaming rights	9.8	45.8	(18.3)	27.5	45.8	(16.2)	29.6
Total intangible assets other than goodwill		$257.4	$(144.4)	$113.0	$257.4	$(133.1)	$124.3
The aggregate amortization expense for those intangible assets that were amortized is reflected in Depreciation and amortization in the Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss). Estimated amortization expense for the remaining three months ending December 31, 2014 is $3.7 million, $15.0 million for each of the years 2015 through 2017, and $14.8 million for 2018. Estimated amortization expense for 2019 and thereafter is $49.5 million.
No impairment charges were recorded for goodwill and other non-amortizing intangible assets for the three or nine months ended September 30, 2014 or 2013.
Note 6 — Accrued Expenses
Accrued expenses consisted of the following:

(In millions)	September 30, 2014	December 31, 2013
Deposits and customer funds liability, including advance hotel deposits	$19.6	$17.5
Payroll and other compensation	17.2	24.8
Accrued non-income taxes	14.2	14.6
Chip and token liability	4.5	5.1
Insurance claims and reserves	3.0	5.1
Progressive liability	2.4	2.5
Other accruals	24.3	20.3
	$85.2	$89.9

Note 7 — Debt
The following table sets forth our outstanding debt with third parties:

				Book Value at
(In millions)	Final Maturity	Rates at September 30, 2014	Face Value at September 30, 2014	September 30, 2014	December 31, 2013
Secured debt
Caesars Growth Properties Holdings Term Loan	2021	6.25%	$1,172.1	$1,139.9	$—
Caesars Growth Properties Holdings Notes	2022	9.375%	675.0	660.4	—
Planet Hollywood Loan Agreement(1)	2015	—%	—	—	462.5
Cromwell Credit Facility	2019	11.00%	185.0	180.2	179.8
Capital lease obligations	2015 - 2017	Various	4.6	4.6	2.1
Unsecured debt
Special Improvement District Bonds	2037	5.30%	14.5	14.5	14.8
Other financing obligations	2016	0.00% - 6.00%	5.0	5.0	6.7
Total debt			2,056.2	2,004.6	665.9
Current portion of total debt			(18.3)	(18.3)	(4.0)
Long-term debt			$2,037.9	$1,986.3	$661.9

(1) Not recorded as current in the December 31, 2013 Combined and Consolidated Condensed Balance Sheet because regulatory approval had not been obtained for the Acquired Properties Transaction and Harrah's Transaction as defined in Note 1 — Background and Basis of Presentation.
Caesars Growth Properties Holdings Term Facility
The purchase price of the acquisition of Cromwell, The LINQ Hotel & Casino, Bally’s Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties was funded by CGPH with cash on hand contributed by CGP LLC and the proceeds of $700.0 million of term loans (the "First Closing Term Loan"). CGPH closed on the First Closing Term Loan on May 5, 2014. CGPH repaid in full the First Closing Term Loan in connection with the Second Closing as described in Escrow Release section below.
Caesars Growth Properties Holdings Term Loan
On May 8, 2014, CGPH closed on $1.175 billion of term loans (the "Term Loan") pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC ("Parent"), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the "Administrative Agent"), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the "Credit Agreement"). The Credit Agreement also provides for a $150.0 million revolving credit agreement (the "Revolving Credit Facility" and, together with the Term Loan, the "Senior Secured Credit Facilities"). As of September 30, 2014, no borrowings were outstanding under the Revolving Credit Facility, and $0.1 million is committed to outstanding letters of credit.
Pursuant to an escrow agreement, dated as of May 8, 2014, among US Bank National Association, as escrow agent and securities intermediary, the Administrative Agent and the Borrower, the Borrower deposited the gross proceeds of the Term Loan, together with additional amounts necessary to repay the First Closing Term Loan, if applicable, into a segregated escrow account until they were satisfied on May 20, 2014.
Full details of this transaction, including additional information on the terms of the Term Loan and Revolving Credit Facility can be obtained from the Form 8-K filed with the SEC on May 9, 2014.
The CGPH Term Loans are guaranteed by the Parent and the material, domestic wholly-owned subsidiaries of CGPH (subject to exceptions), and are secured by a pledge of the equity interest of CGPH directly held by the Parent and substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).

The CGPH Term Loans include negative covenants, subject to certain exceptions, restricting or limiting CGPH's ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The CGPH Term Loans also contain customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).
The CGPH Term Loans require that CGPH maintains a senior secured leverage ratio ("SSLR") of no more than 6.0 to 1.0, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CGPH Adjusted EBITDA"). As of September 30, 2014, CGPH's SSLR was 3.14 to 1.00.
Caesars Growth Properties Holdings Notes
CGPH and Caesars Growth Properties Finance, Inc. (together, the "Issuers"), issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 (the "2022 Notes") pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee (the "Indenture"). The Issuers deposited the gross proceeds of the offering of the 2022 Notes, together with additional amounts necessary to redeem the 2022 Notes, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.
Planet Hollywood Loan Agreement
In connection with the acquisition of Planet Hollywood by Caesars Entertainment in 2010 and the assumption of debt, PHW Las Vegas entered into the Amended and Restated Loan Agreement (the "Planet Hollywood Loan Agreement") with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2. On October 26, 2011, Caesars Entertainment exercised its option to extend the Planet Hollywood Loan Agreement to 2013. On December 5, 2013 the loan maturity was again extended to April 2015.
The book value of outstanding debt under the Planet Hollywood Loan Agreement was $462.5 million at December 31, 2013 and bore interest on the unpaid principal balance at a rate per annum equal to London Inter-Bank Offered Rate ("LIBOR") plus 2.859%. In connection with the Second Closing in May 2014, the $476.9 million senior secured term loan of PHWLV was paid in full.
Cromwell Credit Facility
In November 2012, Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of the former Bill's Gamblin' Hall and Saloon into a boutique lifestyle hotel, rebranded as Cromwell. The renovation included a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. Cromwell owns the property and operates the casino, hotel, and food and beverage operations, while the dayclub/nightclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on the Combined and Consolidated Condensed Balance Sheets until drawn to pay for costs incurred in the renovation. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
Capital Leases
We have entered into multiple capital leases for gaming and wireless internet equipment. The assets related to these capital leases were included in Land, property and equipment, net in the accompanying Combined and Consolidated Condensed Balance Sheets, and within furniture, fixtures, and equipment in Note 4 — Land, Property and Equipment, Net. The leases had an outstanding liability balance of $4.6 million and $2.1 million as of September 30, 2014 and December 31, 2013, respectively.
Special Improvement District Bonds
In 2008 Bally's Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the "County"). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally's Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the county, $16.5 million was related to Bally's Las Vegas. These bonds bear interest at 5.30%, have principal and interest payments on September 1st of every year, and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.

Financing Obligations
During 2013 we entered into multiple finance agreements for a total of $7.2 million for gaming equipment. The assets related to these agreements were included in Land, property and equipment, net in the accompanying Combined and Consolidated Condensed Balance Sheets, and within Furniture, fixtures and equipment in Note 4 — Land, Property and Equipment, Net.
Derivative Instruments
CGPH has an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement was for a notional amount of $501.4 million at a LIBOR cap rate of 7.0% expiring April 9, 2015, and as of September 30, 2014 and December 31, 2013 has a fair value of zero. CGPH did not designate the interest rate cap agreement as a cash flow hedge.
Escrow Release
In connection with the Second Closing, CGPH repaid in full the $700.0 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV. The purchase price of the Second Closing and the repayment of the debt noted in the prior sentence were funded by the Borrower with the proceeds of the 2022 Notes and Term Loans of the Borrower, which were previously held in escrow. The terms of the indenture for the 2022 Notes and credit agreement for the Term Loans are as described in CAC's Current Reports on Form 8-K filed on April 17, 2014 and May 9, 2014, respectively.
As previously disclosed, the Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the Escrow Period (as defined in the indenture governing the 2022 Notes). Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.
Funds held in escrow under this agreement were classified as restricted cash, the result of which were large increases and decreases in restricted cash for the nine months ended September 30, 2014 as presented in the Combined and Consolidated Condensed Statement of Cash Flows.
Intercreditor Agreement and Collateral Agreements
On May 20, 2014, in connection with the Second Closing, US Bank National Association, as trustee under the 2022 Notes (in such capacity, the "Trustee"), entered into a Second Lien Intercreditor Agreement with Credit Suisse AG, Cayman Islands Branch, as collateral agent under the First Lien Collateral Agreement (in such capacity, the "First Lien Collateral Agent") that establishes the subordination of the liens securing the 2022 Notes to the liens securing first priority lien obligations, including the $1.325 billion Senior Secured Credit Facilities and certain other matters relating to the administration of security interests.
On May 20, 2014, the Borrower, the subsidiary guarantors and the First Lien Collateral Agent also entered into the collateral agreement (the "First Lien Collateral Agreement") and other security documents defining the terms of the security interests that secure the Senior Secured Credit Facilities, the related guarantees and Other First Priority Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Borrower and the subsidiary guarantors under the Senior Secured Credit Facilities, the related guarantees and the security documents.
Additionally, the Issuers, the subsidiary guarantors and the Trustee also entered into the collateral agreement (the "Second Lien Collateral Agreement") and other security documents defining the terms of the security interests that secure the 2022 Notes, the related guarantees and Other Second Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Issuers and the subsidiary guarantors under the 2022 Notes, the related guarantees, the indenture governing the 2022 Notes and the security documents.
Subject to the terms of the security documents described above, including the First Lien Collateral Agreement and the Second Lien Collateral Agreement, the Borrower (or Issuers, as applicable) and the subsidiary guarantors have the right to remain in possession and retain exclusive control of the collateral securing the 2022 Notes and the Senior Secured Credit Facilities (other than any cash, securities, obligations and cash equivalents constituting part of the collateral and deposited with the First Lien Collateral Agent in accordance with the provisions of the security documents and other than as set forth in such security documents), to freely operate the collateral and to collect, invest and dispose of any income therefrom.

Note 8 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as Casino promotional allowances.
The estimated retail value of such Casino promotional allowances is included in Net revenues as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013
Food and beverage	$23.7	$18.9	$67.9	$59.4
Rooms	17.6	16.3	53.5	52.0
Other	3.5	2.2	8.7	6.5
	$44.8	$37.4	$130.1	$117.9
The estimated cost of providing such promotional allowances is included in Casino expenses as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013
Food and beverage	$15.5	$12.1	$43.6	$35.9
Rooms	7.4	6.0	19.2	18.6
Other	2.5	1.2	5.5	3.2
	$25.4	$19.3	$68.3	$57.7
Note 9 — Write-downs, Reserves and Project Opening Costs, Net of Recoveries
Write-downs, reserves, and project opening costs, net of recoveries include project opening costs, remediation costs, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded non-routine reserves.
The components of Write-downs, reserves and project opening costs, net of recoveries are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2014	2013	2014	2013
Remediation costs	$2.0	$3.8	$7.0	$8.8
Divestitures and abandonments(1)	1.7	1.7	4.6	3.2
Efficiency projects	—	—	—	1.6
Project opening costs	1.3	0.3	6.8	0.5
Other	—	(0.1)	—	0.2
	$5.0	$5.7	$18.4	$14.3
___________________
(1) Divestitures and abandonments were primarily comprised of demolition costs related to projects in development.
Note 10 — Leases
We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases. As of September 30, 2014, the Company had capital leases included in Land, property and equipment, net in the accompanying Combined and Consolidated Condensed Balance Sheets (see Note 7 — Debt). The remaining lives of operating leases ranged from 1 to 84 years. Rent expense associated with operating leases is charged to expense in the year incurred. Rental expense totaled $11.1 million and $8.0 million for the three months ended September 30, 2014 and 2013, respectively and totaled $36.8 million and $23.5 million for the nine months ended September 30, 2014 and 2013, respectively.
See Lease Agreements in Note 15 — Related Party Transactions for additional discussion of our related party leases.
Note 11 — Income Taxes
The effective tax rate for the three months ended September 30, 2013 was 36.4%. The primary cause for the difference from the federal statutory rate of 35.0% was due to the impact of state taxes for 2013. The effective tax rate for the three months ended September 30, 2014 was (4.3)%. The primary cause for the difference from the federal statutory rate of 35.0% was due to CGPH losses for which we did not provide a tax-benefit at the CGPH entity level. CGPH is a disregarded entity for income tax purposes whereby all income or loss is passed through to its parent company, CGP LLC which is treated as a flow through entity for income tax purposes.
The effective tax rate for the nine months ended September 30, 2013 was 36.6%. The primary cause for the difference from the federal statutory rate of 35.0% was due to the impact of state taxes for 2013. The effective tax rate for the nine months ended September 30, 2014 was (28.6)%. The primary cause for the difference from the federal statutory rate of 35.0% was due to CGPH losses not tax benefitted at the CGPH entity level as CGPH is a disregarded entity for income tax purposes whereby all income or loss is passed through to its parent company, CGP LLC which is treated as a flow through entity for income tax purposes.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. No interest or penalties were recorded for the three months ended September 30, 2014 and 2013 nor the nine months ended September 30, 2014 and 2013. The Company estimates that the amount of unrecognized tax benefits will not change significantly within the next twelve months.
We had no uncertain tax positions as of September 30, 2014 or December 31, 2013. The tax years that remain open for examination for the Company's major jurisdictions are 2010 through 2013 for United States tax purposes and 2006 through 2013 for Louisiana tax purposes.
Note 12 — Fair Value Measurement
The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;
Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (Earnings Before Interest income/expense, Income Taxes, Depreciation and Amortization ("EBITDA") multiples and discount rate) and Level 3 (forecast cash flows) inputs.
Entities are permitted to choose to measure certain financial instruments and other items at fair value. We have not elected the fair value measurement option for any of our assets or liabilities that meet the criteria for this option.
Items Disclosed at Fair Value
Debt
As of September 30, 2014, our outstanding debt with third parties had an estimated fair value of $1,907.3 million and a book value of $2,004.6 million. As of December 31, 2013, our outstanding debt with third parties had an estimated fair value of $700.6 million and a book value of $665.9 million. The increase from December 31, 2013 to September 30, 2014 is primary attributable to the CGPH debt incurred for the purpose of acquiring the Acquired Properties partially offset by CGPH repaying the Planet Hollywood Loan in connection with the Second Closing in May 2014.
As our debt is not actively traded in open-market transactions, the fair value of debt has been determined based upon quoted prices of similar, but not identical, debt in active markets and are therefore classified as Level 2 inputs.

Note 13 — Litigation, Contractual Commitments, Contingent Liabilities and Uncertainties
Litigation
We are, from time to time, or we could be party to ordinary and routine claims and legal actions incidental to our business. In the opinion of management, these matters will not have a material effect on our financial position or results of operations.
CEOC First and Second Lien Note Holder Litigation
On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the CEOC 10% Second-Priority Senior Secured Notes due 2018 (the "Notes"), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit in the Court of Chancery in the State of Delaware against CAC, CGP LLC, CEC, CEOC, Caesars Entertainment Resort Properties, LLC ("CERP"), Caesars Enterprise Services, LLC ("CES"), Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (i) an award of money damages; (ii) to void certain transfers, the earliest of which dates back to 2010; (iii) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (iv) a declaration that CEC remains liable under the parent guarantee formerly applicable to the Notes; (v) to impose a constructive trust or equitable lien on the transferred assets; and (vi) an award to plaintiffs for their attorneys’ fees and costs. CAC believes this lawsuit is without merit and will defend itself vigorously. A motion to dismiss this action was filed by CAC and other defendants on September 23, 2014, and plaintiff Wilmington Savings Fund responded to that motion on October 17, 2014. A hearing on defendants' motion is currently scheduled for December 5, 2014.
On August 5, 2014, CEC along with CEOC filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional CEOC first and second lien note holders. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (i) money damages (ii) a declaration that no default or event of default has occurred or is occurring and CEC and CEOC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law, and (iii) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEC or CEOC. CEC and CEOC filed an amended complaint in September 2014 adding successor trustee Wilmington Savings Fund Society, FSB as an additional defendant, and also expanded upon certain of CEC's and CEOC's affirmative claims. The defendants moved to dismiss this action on October 15, 2014. We have been informed by CEC and CEOC that they will oppose that motion.
Harrah's New Orleans Operating Agreement
Harrah’s New Orleans operates under a casino operating contract with the Louisiana Gaming Control Board, as amended and restated on various occasions. The initial term of the amended casino operating contract expired in July 2014 and automatically renewed for an additional 10 years. As amended, the contract requires Harrah’s New Orleans to make minimum annual payments to the Louisiana Gaming Control Board equal to the greater of 21.5% of the annual gross gaming revenues from Harrah’s New Orleans or $60.0 million. In addition, Harrah’s New Orleans is required to pay an additional percentage of gross gaming revenues equal to (i) 1.5% of gross gaming revenues between $500.0 million and $700.0 million; (ii) 3.5% for gross gaming revenues between $700.0 million and $800.0 million; (iii) 5.5% for gross gaming revenues between $800.0 million and $900.0 million; and (iv) 7.5% for gross gaming revenues in excess of $900.0 million.
Planet Hollywood Energy Services Agreement
Planet Hollywood’s predecessor entered into an Energy Services Agreement ("ESA") with Northwind Aladdin, LLC ("Northwind") on September 24, 1998, subject to five subsequent amendments. Under the terms of the amended ESA, Northwind is required to provide chilled water, hot water and emergency power to Planet Hollywood from a central utility plant for a term that expires February 29, 2020. Planet Hollywood recorded expenses of $0.8 million for each of the three months ended September 30, 2014 and 2013, respectively, and $2.3 million for each of the nine months ended September 30, 2014 and 2013, respectively. These expenses were included in Property, general, administrative and other expenses in the accompanying Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss). As of September 30, 2014, Planet Hollywood had future minimum commitments and contingencies of $9.2 million related to the amended ESA.
Insurance Accruals
The Acquired Properties are insured for workers’ compensation, property, general liability and other insurance coverage through Caesars Entertainment. See Note 15 — Related Party Transactions for additional information.

Planet Hollywood Participation and Servicing Agreement
In 2009, the predecessor of Planet Hollywood entered into an agreement to purchase a participation interest in certain mortgaged properties. Under the terms of this agreement, Planet Hollywood is required to pay the counterparty $5.6 million at the earlier of October 5, 2015, or on March 31 subsequent to the first year that such mortgaged property generates a positive net cash flow in excess of a pre-determined minimum amount. The mortgaged properties have not and are not expected to generate a positive net cash flow in excess of this pre-determined minimum amount within the next calendar year, and the associated liability has been included in Deferred credits and other within the Combined and Consolidated Condensed Balance Sheets.
Planet Hollywood Entertainment Commitment
In July 2013, Planet Hollywood terminated its lease with a third-party in order to retake possession of the larger performance theater space in Planet Hollywood, recently rebranded as The Axis at Planet Hollywood. In connection with that transaction, Planet Hollywood has refurbished the theater and entered into a two-year performance agreement with Britney Spears pursuant to which Ms. Spears agreed to perform at the recently refurbished The Axis at Planet Hollywood. The agreement has recently been amended to add additional shows. The performance agreement with Ms. Spears contains customary representations, warranties, covenants and agreements and exclusivity and non-compete provisions for similar transactions.
Nevada Sales and Use Tax
The Supreme Court of Nevada decided in early 2008 that food purchased for subsequent use in the provision of complimentary and/or employee meals are exempt from use tax. Previously, such purchases were subject to use tax and CEC had claimed, but not recognized into earnings, a use tax refund as a result of the 2008 decision. In early 2009, the Nevada Department of Taxation ("Department”) audited CEC's refund claim, but had taken the position that those same purchases were now subject to sales tax; therefore, they subsequently issued a sales tax assessment after application of CEC's refund on use tax.
On October 21, 2010, the administrative law judge ("ALJ") issued a decision and ruled in CEC's favor on a number of key issues, including that complimentary employee meals are not subject to sales tax. Although both CEC and the Department filed an appeal of the decision with the Nevada Tax Commission ("Commission"), the case was returned to the ALJ for further factual development. The ALJ issued a second decision on March 8, 2012, reversing the previous, partially favorable ruling relating to the taxability of complimentary employee meals and affirmed the taxability of complimentary meals but limited the entire sales tax assessment to the amount of the CEC's use tax refund claims resulting in no use tax refund awarded but no sales tax amounts due. The ALJ decision was affirmed in the Commission hearing on June 25, 2012 and the Commission's final decision was issued on July 31, 2012. CEC filed a petition for judicial review with the District Court on August 7, 2012. On March 1, 2013, the District Court judge ruled that employee meals are not subject to sales tax but affirmed the application of sales tax to complimentary patron meals. Additionally, the judge ordered a refund of the portion of CEC's use tax refund claims filed prior to October 1, 2005 without any offsetting sales tax assessments relating to complimentary patron meals for those periods. CEC appealed the District Court decision to the Nevada Supreme Court.
Subsequent to a written Commission decision issued in February 2012 for another gaming company, the Department issued draft regulations requiring the collection of sales tax on the retail value of complimentary meals and the cost of employee meals. On June 6, 2012, the Department issued additional guidance regarding the payment of sales tax on complimentary and employee meals, maintaining that meals are taxable as of February 15, 2012 but that the payment of the tax is due, without penalty or interest, at the earlier of (a) one month after approval of the regulation by the Legislative Commission, (b) one month after a Nevada Supreme Court decision, (c) the effective date of any legislation or (d) June 30, 2013. The Department stated that it provided this additional guidance regarding the deferral of payment requirements because the Legislative Commission did not yet have the opportunity to approve the regulation and because there were several ongoing appeals that had not been heard by the Commission and the Nevada Supreme Court.
On May 31, 2013, CEC entered into a settlement agreement with the Department wherein CEC agreed to forgo their pending use tax refund claims, the Department agreed to abate the sales tax assessment and both parties stipulated to the dismissal of their respective cases. Additionally, during the 2013 Nevada legislative session, the legislature enacted legislation providing that the provision of complimentary meals to employees and patrons are excluded from the definition of the term "sale" for purposes of determining sales tax. As a result, Predecessor Growth Partners has reversed $2.2 million in sales tax reserves originally accrued against a loss in this matter. This credit is included in Property, general, administrative and other in the accompanying Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss).

Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2013. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits Harrah’s New Orleans has accrued $6.3 million and $4.7 million at September 30, 2014 and December 31, 2013, respectively.
Note 14 — Supplemental Cash Flow Information
Changes in Working Capital Accounts
The net change in cash and cash equivalents due to the changes in working capital accounts were as follows:

	Nine Months Ended September 30,
(In millions)	2014	2013
Receivables, net	$(10.4)	$(3.2)
Prepayments and other current assets	5.4	0.6
Accounts payable	3.1	1.0
Payable to related parties	39.0	16.6
Accrued expenses	(5.3)	(15.2)
Interest payable	44.9	(0.4)
Net change in working capital accounts	$76.7	$(0.6)
Significant Non-cash Transactions
Significant non-cash transactions during the nine months ended September 30, 2014 include a change in non-cash accruals for capital expenditures of $8.9 million included in Accounts payable in our Combined and Consolidated Condensed Balance Sheets, and $4.0 million in capital expenditures funded by capital lease and financing obligations as further described in Note 7 — Debt. As of September 30, 2014 and December 31, 2013, non-cash accruals for capital expenditures were $36.5 million and $27.5 million, respectively.
On March 31, 2014, the related party promissory notes with Harrah's New Orleans and Cromwell, including accrued interest, were settled with CEOC. The settlement was accounted for as a net equity contribution from CEOC in the amount of $139.9 million and is further described in Note 15 — Related Party Transactions.
In addition to the above, we record non-cash charges to interest expense as shown in the Cash Paid for Interest table below. There were no cash payments or refunds related to income taxes during the periods presented herein.
Cash Paid for Interest
The following table reconciles Interest expense, net of interest capitalized, per the Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss), to cash paid for interest:

	Nine Months Ended September 30,
(In millions)	2014	2013
Interest expense, net of interest capitalized	$117.6	$49.1
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(44.9)	0.3
Equitized intercompany loan interest	(3.6)	(7.5)
Prepaid bond interest	(0.6)	(0.2)
Debt issuance costs and fees	(26.1)	—
Capitalized interest	7.3	4.6
Net amortization of debt discounts and deferred finance charges	(12.7)	(17.9)
Cash paid for interest	$37.0	$28.4

Note 15 — Related Party Transactions
Cash Activity with Affiliates
Prior to being acquired by the Company, Harrah’s New Orleans, Bally’s Las Vegas and The LINQ Hotel & Casino, transferred cash in excess of operating loan requirements and regulatory needs to CEOC on a daily basis. Cash transfers from CEOC to these properties were also made based upon needs to fund daily operations, including accounts payable, payroll and capital expenditures. The net of these transfers is reflected in Net transfers to parent and affiliates in the Cash flows from operating activities section of the Combined and Consolidated Condensed Statements of Cash Flows and Transactions with parent and affiliates, net in our Combined and Consolidated Condensed Statements of Stockholders' Equity. Subsequent to the May 2014 purchase of these properties by CGPH, the transfers of cash in excess of operating loan requirements and regulatory needs to CEOC and cash transfers from CEOC to fund daily operations no longer occur.
As of September 30, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for certain of CGPH’s outstanding debt securities.
Allocated General Corporate Expenses
Prior to the May 2014 transactions described in Note 1 — Background and Basis of Presentation, Harrah’s New Orleans, Bally’s Las Vegas, The LINQ Hotel & Casino and the Cromwell functioned as part of the larger group of companies controlled by CEOC. Prior to the formation transaction on October 21, 2013 described in Item 1 — Business of the CAC Annual Report on Form 10-K for the year ended December 31, 2013, Planet Hollywood functioned as part of the larger group of companies controlled by CEOC. CEOC performed certain corporate overhead functions for these properties. These functions included, but were not limited to, payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services. Costs associated with centralized services have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated.
Upon the completion of these transactions, CGP LLC entered into a management services agreement with CEOC pursuant to which CEOC and its subsidiaries provide certain services to CGP LLC and its subsidiaries. The agreement, among other things:

•
provides that CEOC and its subsidiaries provide (a) certain corporate services and back office support, including payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services and (b) certain advisory and business management services, including developing business strategies, executing financing transactions and structuring acquisitions and joint ventures;

•	allows the parties to modify the terms and conditions of CEOC’s performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee to CEOC in exchange for the provision of services, plus a margin of 10%.
In addition, the shared service agreements pursuant to which CEOC provides similar services to Planet Hollywood, Harrah’s New Orleans, Bally’s Las Vegas, The LINQ Hotel & Casino and Cromwell that were in place prior to the transactions continue to remain in force.
The Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss) reflects an allocation of both expenses incurred in connection with these shared services agreements and directly billed expenses incurred through Caesars Entertainment and CEOC. General corporate expenses have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated. We recorded allocated general corporate expenses (including at times a 10% surcharge) and directly billed expenses totaling $30.0 million and $76.2 million for the three and nine months ended September 30, 2014, respectively and $22.7 million and $67.5 million for the three and nine months ended September 30, 2013 respectively. As of September 30, 2014 and December 31, 2013, the net payable balances for allocated and directly billed expenses is recorded in Payables to related party in the Combined and Consolidated Condensed Balance Sheets. See Formation of Caesars Enterprise Services, LLC below for additional information regarding the management services agreement with CEOC.
These allocations of general corporate expenses may not reflect the expense the Company would have incurred if it were a stand-alone company nor are they necessarily indicative of the Company's future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment are reasonable. Given the nature of these costs, it is not practicable for the Company to estimate what these costs would have been on a stand-alone basis.
Management Fees
Harrah’s New Orleans, The LINQ Hotel & Casino, Bally’s Las Vegas and Cromwell Management Fees
Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC (collectively, the "Property Managers" and individually, a "Manager"), wholly-owned indirect subsidiaries of CEOC, and prior to the assignment of each respective management agreement to CES as of October 1, 2014, managed the operations of Harrah’s New Orleans, The LINQ Hotel & Casino, Bally’s Las Vegas and Cromwell. Fees paid to the Property Managers for such services include a base management fee calculated at 2.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 5.0% of EBITDA less the base management fee. For the three and nine months ended September 30, 2014 the fees were $5.3 million and $8.5 million, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss). As of September 30, 2014 the payable balances related to these fees were recorded in Payables to related party in the Combined and Consolidated Condensed Balance Sheets and were $1.0 million.
In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Managers for $138.0 million, recognized as a long-term prepaid asset included in Deferred charges and other in the Company's Combined and Consolidated Condensed Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts. During the three and nine months ended September 30, 2014, the Company recorded amortization in the amount of $2.3 million and $3.8 million, respectively, which is included in Management fees to related parties on the Company's Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss). Additionally, during the three and nine months ended September 30, 2014, the Company recorded a 50% credit of the management fees paid to CEOC in the amount of $2.6 million and $4.2 million, respectively, which is included in Management fees payable to related parties on the Company's Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss).
Planet Hollywood Management Fees
Fees paid to PHW Manager for such services include a base management fee calculated at 3.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 4.5% of EBITDA less the base management fee. For the three months ended September 30, 2014 and 2013, the fees were $4.5 million and $4.3 million, respectively and for the nine months ended September 30, 2014 and 2013, the fees were $14.2 million and $13.2 million, respectively. These fees were included in Management fees payable to related parties in the Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss). As of September 30, 2014 and December 31, 2013, the payable balances related to these fees were recorded in Payables to related party in the Combined and Consolidated Condensed Balance Sheets and were $0.8 million and $1.6 million, respectively.
On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager for $70 million, recognized as a long-term prepaid asset included in Deferred charges and other in the Company's Combined and Consolidated Condensed Balance Sheets. The prepaid asset will be amortized over 35 years, which represents the term of the related management contract. During the three and nine months ended September 30, 2014, the Company recorded amortization in the amount of $0.5 million and $1.5 million, respectively, which is included in Management fees payable to related parties on the Company's Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss). Additionally, during the three and nine months ended September 30, 2014, the Company recorded a 50% credit of the Planet Hollywood management fee paid to CEOC in the amount of $2.2 million and $7.1 million, respectively, which is included in Management fees payable to related parties on the Company's Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss).
Use of Bally's and Harrah's Trademarks
Bally's Las Vegas and Harrah’s New Orleans have historically used the Bally’s and Harrah’s trademarks, which are owned by CEOC. CEOC has not and is unlikely to charge a royalty fee for the use of these trademarks. Accordingly, no such charges are recorded in the combined condensed financial statements. As discussed below, management agreements were entered into with CEOC in connection with the Acquired Properties Transaction and the Harrah's Transaction from CEOC, which among other services, includes the use of CEOC-owned trademarks.

Cromwell and Harrah's New Orleans Promissory Notes
In November 2013, Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment, bearing interest at 11%. Interest payments were made semi-annually in June and December. There were no financial covenants required under the note.
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.
On March 31, 2014, all existing related party debt, including accrued interest, was settled with CEOC. The settlement was accounted for as a net equity contribution from CEOC in the amount of $139.9 million.
Insurance Accruals
The Acquired Properties are insured for workers’ compensation, property, general liability and other insurance coverage through Caesars Entertainment and are charged premiums by Caesars Entertainment based on claims activity. We are self-insured for employee health, dental, vision and other insurance and our insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals and are believed to be reasonable. CGP LLC regularly monitors the potential for changes in estimates, evaluate our insurance accruals, and adjust our recorded provisions. As of September 30, 2014 and December 31, 2013, $3.0 million and $5.0 million, respectively, has been accrued to cover insurance claims and is included in Accrued expenses in the accompanying Combined and Consolidated Condensed Balance Sheets.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of the Company may participate. The plan, among other things, provides for pre-tax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, provided that participants who are designated as highly compensated will have their contributions limited to ensure the plan does not discriminate in their favor. In April 2012, Caesars Entertainment reinstated a limited employer match. The Company’s reimbursement for Caesars Entertainment’s contribution expense was $0.3 million for each of the three months ended September 30, 2014 and 2013, and was $1.8 million and $1.6 million for the nine months ended September 30, 2014 and 2013, respectively.
Multiemployer Benefit and Pension Plans
Certain employees of CGPH are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit and pension plans. The Company’s reimbursement for Caesars Entertainment’s contributions and charges for these plans was $7.6 million and $6.7 million for the three months ended September 30, 2014 and 2013, respectively, and $21.9 million and $19.6 million for the nine months ended September 30, 2014 and 2013, respectively. These expenses were included in Property, general, administrative and other in the Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss).
Equity Incentive Awards
Caesars Entertainment grants stock-based compensation awards in Caesars Entertainment common stock to certain employees that work for the management companies of CGPH properties under the Caesars 2012 Performance Incentive Plan. Allocations from Caesars Entertainment were not considered material to the combined and consolidated condensed financial statements for the periods presented.
Lease Agreements
On April 25, 2011, The LINQ Hotel & Casino entered into an agreement pursuant to which it will lease a land parcel from Caesars LINQ LLC ("The LINQ"), an indirect wholly-owned subsidiary of Caesars Entertainment, under an operating lease with an expiration date of April 25, 2026. The land parcel is utilized by The LINQ Hotel & Casino for gaming and other space. Pursuant to the terms of the agreement, The LINQ Hotel & Casino is required to pay The LINQ rent equal to approximately $1.3 million per month beginning on January 1, 2014.
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC ("JGB Lessee") under a ground lease that commences on the sooner of the Opening Date as defined in the Ground Lease as amended or February 28, 2015 and includes annual and monthly base rents with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a Breakpoint as defined in the lease agreement. GB Investor, LLC, a wholly-owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Monthly revenues from the ground lease are currently $0.4 million and are included in Other revenue in the Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss).
Formation of Caesars Enterprise Services, LLC
On May 20, 2014, CEOC, CEC, CERP, and CGPH (together the “Members” and each a “Member”) entered into a services joint venture, Caesars Enterprise Services, LLC (“CES”). CES manages certain Enterprise Assets (as defined hereafter) and the other assets it owns, licenses or controls, and employs certain of the corresponding employees and other employees who previously provided services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6% and 5.4%, respectively), subject to annual review. Operating expenses are allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. On October 1, 2014, CES began operations in Nevada, New Jersey and certain other jurisdictions in which regulatory approval had been received or was not required. The enhancement of CES operations described above in other jurisdictions may be subject to regulatory and other approvals in such jurisdictions.
Omnibus License and Enterprise Services Agreement
On May 20, 2014, the Members entered into an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), which granted licenses to the Members and certain of their affiliates in connection with the implementation of CES. Initial contributions by the Members included cash contributions by CERP and CGPH of $42.5 million and $22.5 million, respectively. The Members will transition certain executives and employees to CES and the services of such employees will be available as part of CES’s provision of services to the Members and certain of their affiliates that own properties that require CES services under the Omnibus Agreement.
Under the Omnibus Agreement, CEOC, Caesars License Company, LLC (“CLC”), Caesars World, Inc. (“CWI”), CGPH and certain of their subsidiaries that are the owners of their properties granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the “Enterprise Assets”).
CES granted to the properties owned or controlled by the Members and their respective affiliates non-exclusive licenses to the Enterprise Assets. CES granted to CEOC, CLC, CWI, CGPH and the properties owned or controlled by the Members, including us, licenses to any intellectual property that CES develops or acquires in the future that is not derivative of the intellectual property licensed to it. CES also granted to CEOC, CLC, CWI and CGPH a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC, CWI and CGPH with respect to such intellectual property prior to the date of the Omnibus Agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with, and is qualified in its entirety by, the audited financial statements of Planet Hollywood (as defined below) as of and for the years ended December 31, 2013 and 2012; the audited combined financial statements of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and Cromwell, as defined below, as of and for the years ended December 31, 2013 and 2012; and the other financial information included elsewhere in this report.
In this discussion, the words "Company," "we," "us" and "our" refer to Caesars Growth Properties Holdings, LLC (the "Borrower" or "CGPH"), a subsidiary of Caesars Growth Partners LLC ("CGP LLC"), and, as described in Note 1 — Background and Basis of Presentation, have been combined and consolidated as if those businesses were combined into one reporting entity for the periods presented. Prior to the purchase from Caesars Entertainment Operating Company, Inc. ("CEOC") to indirect subsidiaries of CGP LLC of Cromwell, The LINQ Hotel & Casino and Bally’s Las Vegas (together, the "Acquired Properties Transaction") and the purchase of Harrah’s New Orleans (the "Harrah's Transaction"), the financial information has been derived from the historical accounting records of Caesars Growth Partners, LLC and Caesars Entertainment Corporation ("CEC" or Caesars Entertainment").
Organization and Transaction
On February 19, 2010, CEOC acquired 100% of the equity interests of PHW Las Vegas, LLC ("PHW Las Vegas"), which owned the Planet Hollywood Resort and Casino ("Planet Hollywood"). On October 21, 2013, in connection with the execution of a series of transactions, CGP LLC purchased from CEOC: (a) the equity interests of PHWLV LLC ("PHWLV"), which holds Planet Hollywood and (b) a 50% interest in the management fee revenues of PHW Manager, LLC, ("PHW Manager"), a wholly-owned subsidiary of CEOC, which manages the operations of the Planet Hollywood. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, which holds Planet Hollywood and the 50% interest in the management fee revenues of PHW Manager, LLC to Caesars Growth Properties Holdings, LLC (as defined below).
JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation (formerly known as "The Quad" and recently rebranded as "The LINQ Hotel & Casino"), indirect subsidiaries of Parball Corporation (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as "Cromwell") were direct wholly-owned subsidiaries of CEOC, which is a direct wholly-owned subsidiary of CEC. On May 5, 2014, CGPH, through one or more subsidiaries acquired (i) Cromwell, The LINQ Hotel & Casino, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the property management agreements entered between a Property Manager (as defined below) and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties (collectively referred to as the "First Closing").
On May 20, 2014, CGPH through one or more subsidiaries acquired (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana property management agreement entered between a Property Manager and the owners of Harrah's New Orleans and (iii) certain intellectual property that is specific to Harrah's New Orleans (the "Second Closing").
The acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and Cromwell by, and the contribution of Planet Hollywood to subsidiaries of CGPH are herein referred to as the "Acquired Properties." Harrah's New Orleans owns and operates an entertainment facility located in downtown New Orleans, Louisiana, composed of one casino, a hotel, multiple restaurants, and retail outlets. Planet Hollywood, The LINQ Hotel & Casino, Bally's Las Vegas and Cromwell each own and operate casino and hotel entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014. To manage their operations, Planet Hollywood, Harrah’s New Orleans, The LINQ Hotel & Casino, Bally’s Las Vegas and Cromwell entered into property management agreements with PHW Manager, LLC, Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC (collectively, the "Property Managers" and individually, a "Manager"), respectively. The Property Managers are wholly-owned indirect subsidiaries of CEOC. In connection with the implementation of CES on October 1, 2014, each of the property management agreements were assigned to CES who now serves as the Manager for each of CGPH's respective properties.
We view each casino property as an operating segment and aggregate such casino properties into one reportable segment.

Combined and Consolidated Condensed Operating Results

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in millions)	2014	2013	Change	2014	2013	Change
Net revenues	$291.0	$246.9	$44.1	$877.1	$774.3	$102.8
Income from operations	18.1	25.7	(7.6)	97.4	109.5	(12.1)
Net income/(loss)	(24.2)	6.3	(30.5)	(56.6)	38.3	(94.9)
Operating margin (1)	6.2%	10.4%	N/A	11.1%	14.1%	N/A
Property EBITDA (2)	$52.0	$51.2	$0.8	$196.3	$185.0	$11.3
Adjusted EBITDA (2)	52.4	51.4	1.0	196.9	185.5	11.4
____________________
(1) Operating margin is calculated as income from operations divided by net revenues.
(2) See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of Net income to Property Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") and Adjusted EBITDA.
 Three months ended September 30, 2014 compared to September 30, 2013
Net revenues for the three months ended September 30, 2014 increased by $44.1 million when compared to the same period in 2013. Gaming revenues increased to $168.8 million in the third quarter 2014 from $156.0 million for the same period in 2013 due to the opening of Cromwell in May 2014.
Food and beverage revenues for the three months ended September 30, 2014 and 2013 were $61.0 million and $48.8 million, respectively. This increase in food and beverage revenues was driven largely by new offerings that opened in 2014 such as Giada at Cromwell.
Rooms revenues for the three months ended September 30, 2014 and 2013 were $59.2 million and $56.5 million, respectively. This increase in rooms revenues was driven largely by the renovated Jubilee Tower which opened in the fourth quarter of 2013 at Bally's Las Vegas and the opening of Cromwell in May 2014. This increase was partially offset by decreased rooms revenue at the LINQ Hotel & Casino due to room renovations at the property.
Other revenues for the three months ended September 30, 2014 and 2013 were $46.8 million and $23.0 million, respectively. This increase is primarily due to the opening of Drai's at Cromwell and enhanced entertainment options at the new Axis Theater at Planet Hollywood.
Income from operations decreased to $18.1 million in the third quarter 2014, compared with $25.7 million in 2013. The decrease is driven by increased expenses at The LINQ Hotel & Casino, primarily due to the LINQ Hotel & Casino strip-front lease and corporate expenses, including CGPH's share of expenses allocated from Caesars Entertainment Services, LLC ("CES").
Nine months ended September 30, 2014 compared to September 30, 2013
Net revenues for the nine months ended September 30, 2014 and 2013 were $877.1 million and $774.3 million, respectively. Gaming revenues increased by $29.5 million primarily attributable to the newly remodeled casino at The LINQ Hotel & Casino, the opening of Cromwell in May 2014, and stronger organic results in both slot and table win.
Food and beverage revenues for the nine months ended September 30, 2014 and 2013 increased by $23.9 million. This increase in revenues was largely driven by the ramp up of The Axis Bar inside the Axis Theater, the Pinup Pizza takeout restaurant and Shiver frozen daiquiri bar in Planet Hollywood, which all opened after the first quarter of 2013, as well as Giada and Drai's at Cromwell, and O'Sheas at The LINQ Hotel & Casino, which all opened in 2014.
Rooms revenues for the nine months ended September 30, 2014 and 2013 were $193.8 million and $180.5 million. This increase in rooms revenues was driven largely by the renovated Jubilee Tower which opened in the fourth quarter of 2013 at Bally's Las Vegas and the opening of Cromwell in May 2014. This increase was partially offset by decreased rooms revenue at the LINQ Hotel & Casino due to room renovations at the property.
Other revenues increased from $67.4 million to $115.7 million for the nine months ended September 30, 2014 when compared to the same period in 2013 primarily due to enhanced entertainment options at the Axis Theater at Planet Hollywood and the opening of Drai’s at Cromwell.
Income from operations decreased in the nine months ended September 30, 2014 when compared with 2013 as the income impact of increased revenues was more than offset by the combination of increased pre-opening expenses associated with Cromwell, increased operating expenses at The LINQ Hotel & Casino, primarily due to a strip-front lease, and transaction costs related to the May 2014 acquisition of Bally’s Las Vegas, Cromwell, The LINQ Hotel & Casino, and Harrah’s New Orleans.

Certain pre-opening expenses are not a component of earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CGPH Adjusted EBITDA"), therefore CGPH Adjusted EBITDA increased for 2014 when compared with 2013.
We often provide incentives for customers to stay and play at our properties. We provide such incentives to our customers based on a number of factors such as marketing plans, competitive factors, economic conditions, and regulations. These incentives come in a variety of different forms including free and discounted product, gaming credits, food and beverage, hotel room's credits, and other forms. The retail value of accommodations, food and beverage, and other services furnished to casino guests is included in gross revenue and then deducted as promotional allowances. Hence, net revenues as discussed above exclude all promotional allowances. We believe our allocation of promotional allowances to be within industry standards and appropriate for the various brands and competitive environment.
Key Performance Indicators
Performance of our casino properties is measured in part through tracking of trips by rated customers, which means a customer whose gaming activity is tracked through Caesars Entertainment’s Total Rewards system, referred to as "trips," and spend per rated customer trip, referred to as "spend per trip." A trip is created by a Total Rewards card holder engaging in one or more of the following activities while at our property: (1) hotel stay, (2) gaming activity or (3) a comp redemption, which means the receipt of a complimentary item given out by the casino. Lodgers are guests registered with the total rewards program who stay at the property and non-lodgers are guests registered with the total rewards program not staying at the property. Customer spend means the cumulative rated theoretical spend (which is the amount of money expected to be retained by the casino based upon the mathematics underlying the particular game as a fraction of the amount of money wagered by the customer) across all game types for a specific customer. The average combined gross hold is the percentage of the amount wagered across all game types (including table games and slot machines) that the casino retained.
     During the three and nine months ended September 30, 2014, total trips increased by approximately 17.0% and 11.8% from the three and nine months ended September 30, 2013, driven by 19.6% and 15.1% increases in trips by non-lodgers, respectively, partially offset by decreases in trips by lodgers in each period. Total spend per trip decreased by 1.6% and 2.6% in the three and nine months ended September 30, 2014, respectively, versus the same periods in 2013, driven by decrease in spend per trip from non-lodgers. Gross casino hold decreased slightly and stayed consistent from 11.6% and 11.4%, respectively, in the three and nine months ended September 30, 2013 to 11.3% and 11.4%, respectively, in the three and nine months ended September 30, 2014.
Cash average daily room rates for the three months ended September 30, 2014 increased to approximately $103, or 21%, when compared to $85 for the same period in 2013, primarily due to the opening of Cromwell, fewer rooms available due to the renovations at The LINQ Hotel & Casino, and the renovated Jubilee Tower which opened in the fourth quarter of 2013 at Bally's Las Vegas. Average daily occupancy was 89.5% in the three months ended September 30, 2014 and 89.7% in the three months ended September 30, 2013. Revenue per available room ("RevPar") for the three months ended September 30, 2014 and 2013 was $93 and $81, respectively. The revenue impact of favorable trends in room metrics was mostly offset by a lower number of rooms available due to room renovations at The LINQ Hotel & Casino.
Other Factors Affecting Net Income

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in millions)	2014	2013	Change	2014	2013	Change
Interest expense, net of interest capitalized	$(41.3)	$(15.6)	$(25.7)	$(117.6)	$(49.1)	$(68.5)
Other income, net	—	0.1	(0.1)	—	0.5	(0.5)
Loss on extinguishment of debt	—	(0.3)	0.3	(23.8)	(0.5)	(23.3)
Provision for income taxes	(1.0)	(3.6)	2.6	(12.6)	(22.1)	9.5
Interest Expense, Net of Interest Capitalized
Interest expense, net of interest capitalized increased by $25.7 million for the three months ended September 30, 2014 compared with the three months ended September 30, 2013 and by $68.5 million for the nine months ended September 30, 2014 compared with the nine months ended September 30, 2013. The increases were primarily due to debt incurred to fund the Acquired Properties Transaction and Harrah's Transaction, partially offset by a decrease in related party interest expense at Cromwell and Harrah's New Orleans and a decrease due to the payoff of the Planet Hollywood Senior Secured Loan ("Planet Hollywood Loan"). Capitalized interest for the three months ended September 30, 2014 and 2013 was $1.0 million and $2.3 million, respectively, and capitalized interest for the nine months ended September 30, 2014 and 2013 was $7.3 million and $4.6 million, respectively.

Other Income, Net
Other income, net for the nine months ended September 30, 2014 and 2013 was not material to the respective periods.
Loss on Extinguishment of Debt
The Planet Hollywood Loan Agreement contained excess cash flow provisions which required mandatory prepayments when certain conditions were met. Prepayments not attributable to principal were recorded in Loss on extinguishment of debt in the Combined and Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss). Inclusive of impact of the payoff of the loan in conjunction with the Second Lien Intercreditor Agreement, Loss on extinguishment of debt for the three months ended September 30, 2014 decreased to zero from $0.3 million for the three months ended September 30, 2013. For the nine months ended September 30, 2014, Loss on extinguishment of debt increased to $23.8 million from $0.5 million for the nine months ended September 30, 2013, due to the payoff of the Planet Hollywood Loan in May 2014.
Provision for Income Taxes
For the three months ended September 30, 2013, we recorded a tax provision of $3.6 million on pretax income of $9.9 million. This resulted in an effective tax rate of 36.4% which differs from the expected federal tax rate of 35.0% primarily due to state taxes. For the three months ended September 30, 2014, we recorded a tax provision of $1.0 million on a pre-tax loss of $23.2 million. This resulted in an effective tax rate of (4.3)% which differs from the expected federal tax rate of 35.0% primarily to CGP LLC losses for which we did not provide a tax benefit at the CGPH entity level.
    See Note 11 — Income Taxes in our combined and consolidated condensed financial statements included in this report for additional information.
Reconciliation of Non-GAAP Financial Measures
Property EBITDA
Property EBITDA is presented as a supplemental measure of the properties' performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States ("GAAP")). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
Adjusted EBITDA
Adjusted EBITDA is presented as a supplemental measure of the properties' performance and management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of operational activities separate from the financial impact of decisions made for the long-term benefit of the properties.
Because not all companies use identical calculations, the presentation of the properties' Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table reconciles Net (loss)/income to Property EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,
(In millions)	2014	2013
Net (loss)/income	$(24.2)	6.3
Provision for income taxes	1.0	3.6
(Loss)/income before income taxes	(23.2)	9.9
Interest expense, net of interest capitalized	41.3	15.6
Depreciation and amortization	28.2	19.8
EBITDA	46.3	45.3
Other income, net	—	(0.1)
Loss on extinguishment of debt (a)	—	0.3
Write-downs, reserves and project opening costs, net of recoveries (b)	5.0	5.7
Acquisition and integration costs	0.7	—
Property EBITDA	52.0	51.2
Stock-based compensation (c)	0.3	0.2
Other (d)	0.1	—
Adjusted EBITDA	$52.4	$51.4

	Nine Months Ended September 30,
(In millions)	2014	2013
Net (loss)/income	$(56.6)	38.3
Provision for income taxes	12.6	22.1
(Loss)/income before income taxes	(44.0)	60.4
Interest expense, net of interest capitalized	117.6	49.1
Depreciation and amortization	75.5	61.2
EBITDA	149.1	170.7
Other income, net	—	(0.5)
Loss on extinguishment of debt (a)	23.8	0.5
Write-downs, reserves and project opening costs, net of recoveries (b)	18.4	14.3
Acquisition and integration costs	5.0	—
Property EBITDA	196.3	185.0
Stock-based compensation (c)	0.3	0.3
Other (d)	0.3	0.2
Adjusted EBITDA	$196.9	$185.5
(a) Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(b) Amounts primarily represent development costs related to the construction of Cromwell.
(c) Amounts represent non-cash stock-based compensation expense.
(d) Amounts represent other add-backs and deductions to arrive at Property EBITDA and Adjusted EBITDA but not separately identified, such as severance.
Liquidity and Capital Resources
Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
Future development projects could require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects would be contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. In addition, we must also comply with covenants and restrictions set forth in our debt instruments, further described in Capital Resources below.

Our cash used for capital spending for the three and nine months ended September 30, 2014 was $94.8 million and $236.3 million, respectively and for the three and nine months ended September 30, 2013 totaled $30.7 million and $90.2 million, respectively. The majority of the 2014 capital spending relates to Cromwell, which was completed and reopened in the second quarter of 2014, and the ongoing renovation of The LINQ Hotel & Casino. Estimated total capital expenditures for the remainder of 2014 are expected to be between approximately $30.0 million and $60.0 million.
Liquidity
CGPH's primary sources of liquidity include currently available cash and cash equivalents, cash flows generated from its operations and the Revolving Credit Facility, as defined below. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows. CGPH's operating cash inflows are used for operating expenses, debt service costs, working capital needs and capital expenditures in the normal course of business. Long-term obligations are expected to be paid through operating cash flows, refinancing of existing debt or the issuance of new debt, or, if necessary, additional investments from its equity holders. CGPH's ability to refinance debt will depend upon numerous factors such as market conditions, our financial performance, and the limitations applicable to such transactions under our financing documents.
Our cash and cash equivalents, excluding restricted cash, totaled $160.2 million as of September 30, 2014, compared to $168.1 million as of December 31, 2013. Restricted cash totaled $24.1 million as of September 30, 2014 and $140.4 million as of December 31, 2013. Our restricted cash consists of cash reserved under our loan agreements for development projects and interest service. Restricted cash is classified as current or long-term depending upon its intended use.
CGPH and Caesars Growth Properties Finance, Inc. (together, the "Issuers"), issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 (the "2022 Notes") pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee (the "Indenture"). On May 8, 2014, CGPH closed on $1.175 billion of term loans (the "Term Loan") pursuant to a credit agreement.
As of September 30, 2014 and December 31, 2013, we had $2,056.2 million and $703.3 million, respectively, face value of indebtedness outstanding, including capital lease indebtedness. Cash paid for interest for the nine months ended September 30, 2014 and 2013 was $37.0 million and $28.4 million, respectively.
Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund our liquidity needs, pay our indebtedness and secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our short-term and long-term restricted cash balances, our cash flows from operations will be sufficient to meet our normal operating requirements during the next 12 months and to fund capital expenditures.
As of September 30, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for certain of CGPH’s outstanding debt securities.
Capital Resources
Caesars Growth Properties Holdings Term Facility
The purchase price of the acquisition of Cromwell, The LINQ Hotel & Casino, Bally’s Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties was funded by CGPH with cash on hand contributed by CGP LLC and the proceeds of $700.0 million of term loans (the "First Closing Term Loan"). CGPH closed on the First Closing Term Loan on May 5, 2014. CGPH repaid in full the First Closing Term Loan in connection with the Second Closing as described in Escrow Release section below.
Caesars Growth Properties Holdings Term Loan
On May 8, 2014, CGPH closed on the Term Loan pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC ("Parent"), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the "Administrative Agent"), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the "Credit Agreement"). The Credit Agreement also provides for a $150.0 million revolving credit agreement (the "Revolving Credit Facility"). As of September 30, 2014, no borrowings were outstanding under the Revolving Credit Facility, and $0.1 million is committed to outstanding letters of credit.
Pursuant to an escrow agreement, dated as of May 8, 2014, among US Bank National Association, as escrow agent and securities intermediary, the Administrative Agent and the Borrower, the Borrower deposited the gross proceeds of the Term

Loan, together with additional amounts necessary to repay the First Closing Term Loan, if applicable, into a segregated escrow account until they were satisfied on May 20, 2014.
Full details of this transaction, including additional information on the terms of the Term Loan and Revolving Credit Facility can be obtained from the Form 8-K filed with the Securities Exchange Commission ("SEC") on May 9, 2014.
The CGPH Term Loans are guaranteed by the Parent and the material, domestic wholly-owned subsidiaries of CGPH (subject to exceptions), and are secured by a pledge of the equity interest of CGPH directly held by the Parent and substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).
The CGPH Term Loans include negative covenants, subject to certain exceptions, restricting or limiting CGPH's ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The CGPH Term Loans also contain customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).
The CGPH Term Loans require that CGPH maintains a senior secured leverage ratio ("SSLR") of no more than 6.0 to 1.0, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CGPH Adjusted EBITDA"). As of September 30, 2014, CGPH's SSLR was 3.14 to 1.00.
Caesars Growth Properties Holdings Notes
CGPH and Caesars Growth Properties Finance, Inc., issued the 2022 Notes pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee. The Issuers deposited the gross proceeds of the offering of the 2022 Notes, together with additional amounts necessary to redeem the 2022 Notes, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.
Planet Hollywood Loan Agreement
In connection with the acquisition of Planet Hollywood by Caesars Entertainment in 2010 and the assumption of debt, PHW Las Vegas, LLC entered into the Amended and Restated Loan Agreement (the "Planet Hollywood Loan Agreement") with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2. On October 26, 2011, Caesars Entertainment exercised its option to extend the Planet Hollywood senior secured loan to 2013. On December 5, 2013 the loan maturity was again extended to April 2015.
The book value of outstanding debt under the Planet Hollywood Loan Agreement was $462.5 million at December 31, 2013 and bore interest on the unpaid principal balance at a rate per annum equal to London Inter-Bank Offered Rate ("LIBOR") plus 2.859%. In connection with the Second Closing in May 2014, the $476.9 million senior secured term loan of PHWLV was paid in full.
Cromwell Credit Facility
In November 2012, Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of the former Bill's Gamblin' Hall and Saloon into a boutique lifestyle hotel, rebranded as Cromwell. The renovation included a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. Cromwell owns the property and operates the casino, hotel, and food and beverage operations, while the dayclub/nightclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on the Combined and Consolidated Condensed Balance Sheets until drawn to pay for costs incurred in the renovation. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
The Cromwell Credit Facility also contains certain affirmative and negative covenants and requires Cromwell maintain, for each of the second and third full fiscal quarters following the renovated Project's opening date, at least $7.5 million in consolidated EBITDA from Cromwell, including the third-party leased dayclub/nightclub operations (the "Consolidated Cromwell EBITDA"). In addition, beginning in the fourth full fiscal quarter after the renovated Project's opening date and for the three full fiscal quarters thereafter, the Cromwell Credit Facility also requires Cromwell to maintain a senior secured leverage ratio ("SSLR") of no more than 5.25 to 1.00, which is the ratio of Cromwell's first lien senior secured net debt to Consolidated Cromwell EBITDA. Upon the second anniversary date of the Project's opening, the SSLR for the following four fiscal quarters may not exceed 5.00 to 1.00, until the third anniversary of the Project's opening and for each fiscal quarter thereafter in which the SSLR may not exceed 4.75 to 1.00.

Capital Leases
We have entered into multiple capital leases for gaming and wireless internet equipment. The leases have an outstanding liability balance of $4.6 million as of September 30, 2014 and are included in Land, property and equipment, net in CGP LLC's Combined and Consolidated Condensed Balance Sheets.
Special Improvement District Bonds
In 2008 Bally's Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the "County"). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally's Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the county, $16.5 million was related to Bally's Las Vegas. These bonds bear interest at 5.30% have principal and interest payments on June 1st of every year and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.
Cromwell and Harrah's New Orleans Promissory Notes
In November 2013, Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment, bearing interest at 11%. Interest payments were made semi-annually in June and December. There were no financial covenants required under the note.
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.
On March 31, 2014, all existing related party debt, including accrued interest, was settled with CEOC. The settlement was accounted for as a net equity contribution from CEOC in the amount of $139.9 million.
Escrow Release
In connection with the Second Closing, CGPH repaid in full the $700.0 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV. The purchase price of the Second Closing and the repayment of the debt noted in the prior sentence were funded by the Borrower with the proceeds of the 2022 Notes and Term Loans of the Borrower, which were previously held in escrow. The terms of the indenture for the 2022 Notes and credit agreement for the Term Loans are as described in Caesars Acquisition Company's ("CAC") Current Reports on Form 8-K filed on April 17, 2014 and May 9, 2014, respectively.
As previously disclosed, the Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the Escrow Period (as defined in the indenture governing the 2022 Notes). Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.
Recently Issued Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board ("FASB") issued authoritative guidance amending the FASB Accounting Standards Codification ("ASC") and creating a new Topic 606, Revenue from Contracts with Customers. The new guidance is expected to clarify the principles for recognizing revenue and to develop a common revenue standard for US GAAP applicable to revenue transactions. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We will adopt this standard effective January 1, 2017. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations.
In August 2014, the FASB issued authoritative guidance amending the existing requirements for disclosing information about an entity's ability to continue as a going concern. The new guidance will explicitly require management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. The amendments in this guidance are effective for annual reporting periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our disclosures and results of operations and evaluating the date of adoption.

Other Obligations and Commitments
Material changes to our aggregate indebtedness are described in Capital Resources above. As of September 30, 2014, our debt payments and estimated interest payments are as follows:

	Payments Due by Period
(In millions)	Total	Remainder of 2014	1-3 years	4-5 years	After 5 years
Debt payable to third parties, face value(1)	$2,056.2	$4.4	$49.7	$204.2	$1,797.9
Estimated interest payments to third parties(2)	1,210.1	58.1	487.7	352.8	311.5
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(1) Includes a capital lease obligation of $4.6 million.
(2) Estimated interest for variable rate debt included in this table is based on rates at September 30, 2014.
Off-balance Sheet Arrangements
We did not have any off-balance sheet arrangements at September 30, 2014 or December 31, 2013.

SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURE
CAESARS GROWTH PROPERTIES HOLDINGS, LLC ADJUSTED EBITDA - RESTRICTED
Adjusted EBITDA - Restricted is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing the CGPH credit facility. Specifically, Adjusted EBITDA - Restricted excludes CGPH’s unrestricted subsidiary, consistent with the calculations used to determine compliance with debt covenants under the credit facility.
Because not all companies use identical calculations, the presentation of CGPH's Adjusted EBITDA - Restricted may not be comparable to other similarly titled measures of other companies.
The following table reconciles Net loss - Restricted to Adjusted EBITDA - Restricted:

(In millions)	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Net loss - Restricted	$(21.2)	$(45.0)
Provision for/(benefit from) income taxes	(0.3)	16.4
Loss before income taxes	(21.5)	(28.6)
Interest expense, net of interest capitalized	35.9	106.5
Depreciation and amortization	25.4	71.1
Loss on extinguishment of debt (a)	—	23.8
Write-downs, reserves and project opening costs, net of recoveries	4.3	7.0
Acquisition and integration costs	0.7	5.0
Stock-based compensation (b)	0.3	0.3
Other (c)	0.1	0.3
Adjusted EBITDA - Restricted	$45.2	$185.4
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(a) Amount represents the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.
(b) Amounts represent non-cash stock-based compensation expense.
(c) Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA - Restricted but not separately identified, such as severance and relocation expenses.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995
This Form 8-K contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements and are found at various places throughout this Form 8-K. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are based on our current expectations about future events and are necessarily estimates reflecting the best judgment of management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CAC and CGP LLC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained herein and therein):

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues, including the renovation of The LINQ Hotel & Casino;

•
CAC and CGP LLC's dependence on Caesars Entertainment and its subsidiaries to provide support and services, as well as CGP LLC's dependence on Caesars Entertainment’s senior management’s expertise and its participation in Caesars Entertainment’s Total Rewards loyalty program;

•	the adverse effects if Caesars Entertainment or any of its subsidiaries were to default on certain debt obligations;

•	the adverse effects if Caesars Entertainment or any of its subsidiaries were to file for bankruptcy or be subjected to an involuntary bankruptcy by its creditors;

•	Caesars Entertainment's interests may conflict with CGP LLC’s interests and Caesars Entertainment may possibly keep all potential development opportunities for itself;

•
the effects if a third-party successfully challenges Caesars Entertainment or its affiliates ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which CIE licenses for use in its businesses;

•
CIE's reliance on its affiliate relationship with subsidiaries of Caesars Entertainment to obtain and/or maintain online gaming licenses by virtue of such subsidiaries ownership of a physical gaming facility in certain jurisdictions, such as New Jersey;

•	the difficulty of operating CGP LLC’s business separately from Caesars Entertainment and managing that process effectively could take up a significant amount of management’s time;

•	CGP LLC's business model and short operating history;

•
CGP LLC's ability to realize the anticipated benefits of current or potential future acquisitions and the ability to timely and cost-effectively integrate assets and companies that CGP LLC acquires into its operations;

•	the adverse effects of extensive governmental regulation and taxation policies, which are applicable to CGP LLC;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and interactive gaming industries in particular;

•	the sensitivity of CGP LLC’s business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which CGP LLC operates, such as CIE's social and mobile games business and internet gaming business;

•	any failure to protect CGP LLC’s trademarks or other intellectual property, such as CIE's ownership of the WSOP trademark;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•
the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition our Las Vegas assets face from other hotel casino resorts in Las Vegas;

•	the uncertainty surrounding whether CIE’s games, such as Slotomania, will retain their popularity;

•	CIE's ability to launch new games on new and emerging platforms;

•	CIE's reliance on a small portion of its total players for nearly all of its revenue from its social and mobile games;

•
evolving regulations concerning the social and mobile games industry as well as data privacy, including, but not limited to, the effect of U.S. and foreign laws, some of which are unsettled and still developing;

•	the low barriers to entry and intense competition of social and mobile games industry could have adverse effect on CIE and CGP LLC;

•	the effect on CGP LLC's business strategy if real money online poker is not legalized in states other than Delaware, Nevada or New Jersey in the United States; and

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CAC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this Form 8-K.